Exhibit 99.1

news release
TENNECO AMENDS SENIOR CREDIT FACILITY
Lake Forest, Illinois, February 23, 2009 – Tenneco Inc. (NYSE: TEN) announced today that its senior lenders have agreed to amend certain terms of its senior secured credit facility, which includes revising the financial covenant ratios under the facility for each quarter, beginning with first quarter 2009 and continuing through second quarter 2011. The company sought the amendment in response to the ongoing challenging macroeconomic environment and difficult industry conditions that have decreased automotive production volumes globally.
The company also announced that it successfully renewed its U.S. securitization facility in the amount of $100 million through February 22, 2010. Tenneco’s limit for securitizing receivables under its credit facilities is $250 million and the company has the flexibility of using sources globally in an effort to fully utilize the amounts under the limit.
Tenneco is required to meet two compliance ratios under its senior credit agreement: a maximum leverage ratio (total debt/EBITDA) and a minimum interest coverage ratio (EBITDA/interest expense). More detailed information on the ratio adjustments,pricing and additional changes to the senior secured credit facility can be found in the company’s 8-K filing today.
Tenneco has agreed to pay each consenting lender a fee. That fee plus other amendment costs are expected to total approximately $8 million.
Tenneco is a $5.9 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

Contacts:	Jane Ostrander	Jim Spangler
	Investor Inquiries	Media Inquiries
	847 482-5607	847 482-5810
	jostrander@tenneco.com	jspangler@tenneco.com